                                                                      EXHIBIT 15

                                [KPMG LLP LETTERHEAD]


November 29, 2004

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re: Registration Statement on Form S-8 to be filed on or about November 29, 2004

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 30, 2004 and October 20, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
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KPMG LLP

New York, New York